File No. 70-9757

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM U-1/A POST-EFFECTIVE AMENDMENT NO. 2
APPLICATION OR DECLARATION
under the
PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

Entergy Mississippi, Inc.
308 East Pearl Street
Jackson, Mississippi 39201

(Names of company filing this statement and address of principal executive offices)

_____________________________________________________

Entergy Corporation

(Name of top registered holding company parent of each applicant or declarant)

_______________________________________________________

                                Carolyn C. Shanks                                                     Steven C. McNeal
                                President and Chief                                                    Vice President and Treasurer
                                    Executive Officer                                                    Entergy Services, Inc.
                                Entergy Mississippi, Inc.                                             639 Loyola Avenue
                                308 East Pearl Street                                                 New Orleans, Louisiana 70113
                                Jackson, Mississippi 39201

                                                            (Name and address of agent for service)

________________________________________________________

The Commission is requested to mail copies of all orders, notices and other communications to:

                                                Mark G. Otts, Esq.                         William T. Baker, Jr., Esq.
                                                Senior Counsel                                Kimberly M. Reisler, Esq.
                                                Corporate and Securities                 Thelen Reid & Priest LLP
                                                Entergy Services, Inc.                      875 Third Avenue, 10th Floor
                                                639 Loyola Avenue                         New York, New York 10022
                                                New Orleans, Louisiana 70113        (212) 603-2000
                                                (504) 576-5228                              (212) 603-2001 (fax)
                                                (504) 576-4150 (fax)

Item 1. Description of Proposed Transactions

The Company believes that current market conditions make (1) prefunding of certain series of near-term maturing debt and (2) early refunding of certain series of longer-term maturing debt economically advisable for the Company. The Company therefore requests authority to increase the aggregate principal amount of Bonds and/or Debentures issuable through December 31, 2003 by $200 million from $540 million to $740 million. Accordingly the Company amends Item 1, Section A in this File to read in its entirety as follows:

Section A. Overview

Entergy Mississippi, Inc., a Mississippi corporation ("Company"), and a subsidiary of Entergy Corporation ("Entergy"), a registered holding company under the Public Utility Holding Company Act of 1935, as amended, ("Holding Company Act"), proposes, from time to time through December 31, 2003, through negotiated public offering or competitive bidding, (1) to issue and sell one or more series of the Company's first mortgage bonds ("Bonds") and/or one or more series of the Company's debentures ("Debentures") in a combined aggregate principal amount of Bonds and Debentures not to exceed $740 million, and/or the purchasing of insurance as collateral security for such Bonds and/or Debentures, and/or (2) to issue and sell (a) through one or more special purpose subsidiaries of the Company, one or more series of preferred securities of such subsidiary having a stated per share liquidation preference ("Entity Interests") and/or (b) one or more new series of the Company's Preferred Stock ("Preferred"), in a combined aggregate amount of Entity Interests and Preferred not to exceed $50 million (the issuance of the Entity Interests to include the issuance of one or more series of the Company's junior subordinated debentures to said special purpose subsidiaries, each series of junior subordinated debentures in an amount not to exceed the amount of the respective series of Entity Interests plus an equity contribution and in addition to, and not to be included in the $740 million combined aggregate principal amount of Bonds and Debentures requested in subsection (1) above), and/or (3) to enter into arrangements for the issuance and sale of one or more series of tax-exempt bonds ("Tax-Exempt Bonds") in an aggregate principal amount not to exceed $46 million for the financing of certain pollution control facilities, including but not limited to sewage and/or solid waste disposal facilities that have not heretofore been the subject of such financing or for the refinancing of outstanding tax-exempt bonds issued for that purpose, including the possible issuance and pledge of one or more new series of Bonds ("Collateral Bonds") as collateral security for such Tax-Exempt Bonds in an aggregate principal amount not to exceed $52 million which amount of said Collateral Bonds is not included in the $740 million combined aggregate principal amount of Bonds and Debentures referred to in subsection (1) above and/or the purchasing of letters of credit and/or insurance as collateral security for such Tax-Exempt Bonds, and/or (4) to enter into arrangements for the issuance of municipal securities in an aggregate principal amount not to exceed $100,000,000 ("Municipal Securities") to be issued in one or more series through a state or local municipal entity ("Municipal Entity") (the financings contemplated in (1) through (4) above being hereinafter collectively referred to as "New Financing Plan"). Each of these proposed transactions is discussed in detail below.

Item 5. Procedure

The Company requests that the Commission's notice of proposed transactions published pursuant to Rule 23(e) be issued as soon as possible, and that the Commission's order authorizing the remaining transactions proposed in this proceeding be issued by June 20, 2003, to meet the Company's current financing schedule.

The Company hereby waives a recommended decision by a hearing officer or any other responsible officer of the Commission, agrees that the Staff of the Division of Investment Management may assist in the preparation of the Commission's decision, and requests that there be no waiting period between the issuance of the Commission's order and the date it is to become effective.

Item 6. Exhibits and Financial Statements

Section A. Exhibits

H-3 Suggested Form of Notice of Proposed Transactions for publication in the Federal Register.

SIGNATURE

Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned company has duly caused this Post-Effective Amendment No. 2 to the Application-Declaration to be signed on its behalf by the undersigned thereunto duly authorized.

                                                                            ENTERGY MISSISSIPPI, INC.

                                                                            By: /s/ Steven C. McNeal
                                                                                   Steven C. McNeal
                                                                            Vice President and Treasurer

Dated: May 16, 2003